EXHIBIT 99.1


Financial Strategies Group
600 Peachtree Street, N.E. - 19th Floor
Suite 1900
Atlanta, GA  30308
Fax  404 607-6343


NationsBank


October 25, 1996

Mr. Thomas Weldgen
Chief Financial Officer
CPAC, Inc.
2364 Leicester Road
Leicester, NY  14481

Dear Tom:

NationsBank N.A. (South) (hereafter the "Bank") is pleased to offer you the following terms and conditions for the extension and increase of your current Revolving Credit Loan (hereafter "Revolver").

Borrower:                  CPAC, Inc.

Amount:                    Ten Million Dollars ($10,000,000)

Purpose:                   Working Capital or Business Acquisition
Maturity:                  October 31, 1999

Pricing: At Borrowers option on the first business day of each month, the Prime Rate ("Prime") plus 0% or the 30 day London Interbank Offering Rate ("LIBOR") plus the Applicable Margin described below. The terms Prime and LIBOR remain as defined in the loan agreement currently in force.

Applicable Margin:         Under the LIBOR option, the following interest rate
                           will be added to the LIBOR rate under the following parameters:

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1.90%                      If the ratio of Total Funded Debt to EBITDA is
                           greater than 1.5:1 or if the ratio of Total
                           Liabilities to Tangible Net Worth exceeds 1.0:1.

1.50% If the ratio of Total Funded Debt to EBITDA is less than 1.5:1 and if the ratio of Total Liabilities to Tangible Net Worth is less than 1.0:1.

===============================================================================

Fee: An Unused Fee of 1/4 of 1% per annum, calculated in arrears on a quarterly basis on the average portion of the Revolver not used for each three month period.

Financial Covenants:       The following Financial Covenants will be in affect
                           for the Revolver, measured quarterly, and will replace those Financial Covenants in affect for the current Revolving Credit Loan.

===============================================================================

Liquidity:                 Current Assets/Current Liabilities shall be Greater
                           than 2.0 times

Leverage:                  Total Liabilities/Tangible Net Worth shall be less
                           than 1.25:1

Minimum Net Worth:         Net Worth shall be greater than $40,000,000 plus 75%
                           of the Net Income for each fiscal quarter after 3/31/96. If the Borrower institutes a monetary dividend payment on its Common Stock, the Net Worth shall be greater than $40,000,000 plus 65% of the Net Income for each fiscal quarter after 3/31/96 that the dividend is in affect.

Capital Expenditure Limit: Capital Expenditures shall not exceed $4,000,000 per
                           Fiscal year without the prior written consent of the Bank.

Debt Service Capacity:     The Ratio of Funded Debt (the outstanding portion of
                           all Interest Bearing Debt) divided by the rolling
                           Four Fiscal Quarters cumulative measure of Net
                           Income plus Interest Expense (net of any interest income) plus Income Tax Expense plus Depreciation and Amortization Expense (a/k/a "EBITDA") shall not exceed 2.25:1.

===============================================================================
These Terms and Conditions shall be reflected in an Amended and Restated Loan Agreement.

If the foregoing proposal is satisfactory to you, please indicate your acceptance below no later than October 31, 1996. Once accepted, should the facility not be closed by November 30, 1996, the Bank shall have no further obligation to extend credit hereunder. The Borrower will pay all costs and expenses incurred by the Bank in connection with the closing of this Revolver, including attorney's fees.

Sincerely,

/s/ John D. Rhea

John D. Rhea
Senior Vice President

The terms and conditions set forth above are accepted this 29th day of October, 1996.

CPAC, Inc.

By:     /s/ Thomas J. Weldgen
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Title:  Chief Financial Officer
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